Filed Pursuant to Rule 424(b)(3)
Registration No. 333-102489-04

SUPPLEMENT
To Prospectus Supplement dated March 26, 2003

$291,373,000 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
Mortgage Pass-Through Certificates, Series 2003-12XS

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
 Master Servicer

On March 28, 2003, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2003-12XS (the “Certificates”) were issued in an original aggregate principal amount of approximately $291,373,000.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of March 1, 2003 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and Citibank, N.A., as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004.

Distribution Date:

10/25/2004

Record Date:

09/30/2004

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates, Series 2003-12XS

CONTACT INFORMATION
Depositor	Structured Asset Securities Corporation 745 Seventh Avenue, 7th Floor New York, NY 10019
Underwriter	Lehman Brothers 745 Seventh Avenue, 7th Floor New York, NY 10019
Master Servicer	Aurora Loan Services Inc. 2530 South Parker Road, Suite 601 Aurora, CO 80014
Trustee	Citibank, N.A. 388 Greenwich Street, 14th Floor New York, NY 10013
Deal Contact:	Karen Schluter Karen.schluter@citigroup.com Tel: (212) 816-5827 Fax: (212) 816-5527 Citibank, N.A. Agency and Trust 388 Greenwich Street, 14th Floor New York, NY 10013
CONTENTS
Distribution Summary 2 Distribution Summary (factors) 3 Interest Distribution 4 Principal Distribution 5 Collateral Summary 6 Delinquency Information 7 Other Information 8 Loan Level Detail 9

Distribution Date:

10/25/2004

Record Date:

09/30/2004

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates, Series 2003-12XS

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior Principal Balance (3)	Pass- Through Rate (4)						Current Principal Balance (10)=(3-6+8-9)
	Original Balance (2)			Interest Distributed (5)	Principal Distributed (6)	Total Distributed (7)=(5+6)	Deferred Interest (8)	Realized Loss (9)
Class
(1)

A1	92,368,000.00	0.00	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
A2	116,269,000.00	18,871,093.92	3.600000%	56,613.28	3,946,370.28	4,002,983.56	0.00	0.00	14,924,723.64
A3	10,393,000.00	10,393,000.00	5.020000%	43,477.38	0.00	43,477.38	0.00	0.00	10,393,000.00
A4	26,291,000.00	26,291,000.00	5.720000%	125,320.43	0.00	125,320.43	0.00	0.00	26,291,000.00
A5	27,258,000.00	27,258,000.00	4.540000%	103,126.10	0.00	103,126.10	0.00	0.00	27,258,000.00
M1	10,490,000.00	10,490,000.00	5.520000%	48,254.00	0.00	48,254.00	0.00	0.00	10,490,000.00
M2	4,808,000.00	4,808,000.00	5.720000%	22,918.13	0.00	22,918.13	0.00	0.00	4,808,000.00
M3	3,496,000.00	3,449,909.92	6.510000%	18,715.76	0.00	18,715.76	0.00	0.00	3,449,909.92
P	100.00	100.00	0.000000%	19,036.45	0.00	19,036.45	0.00	0.00	100.00
X	487.46	0.00	0.000000%	78,803.77	0.00	78,803.77	0.00	0.00	0.00
R	0.00	0.00	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
Totals	291,373,587.46	101,561,103.84		516,265.30	3,946,370.28	4,462,635.58	0.00	0.00	97,614,733.,56
Notional Classes
AIO	101,980,755.00	11,654,943.00	5.000000%	48,562.26	0.00	48,562.26	0.00	0.00	11,654,943.00

Distribution Date:  10/25/2004

Record Date:          09/30/2004

Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2003-12XS
Distribution Summary (Factors)

PER $1,000 OF ORIGINAL BALANCE
Class	CUSIP	Prior Principal Balance (3/2 x 1000)						Current Principal Balance (10/2 x 1000)
			Interest Distributed (5/2 x 1000)	Principal Distributed (6/2 x 1000)	Total Distributed (7/2 x 1000)	Deferred Interest (8/2 x 1000)	Realized Loss (9/2 x 1000)

A1	86359AQF3	0.000000	0.000000	0.000000	0.000000	0.000000	0.000000	0.000000
A2	86359AQG1	162.305463	0.486916	33.941724	34.428640	0.000000	0.000000	128.363740
A3	86359AQH9	1,000.000000	4.183333	0.000000	4.183333	0.000000	0.000000	1,000.000000
A4	86359AQJ5	1,000.000000	4.766667	0.000000	4.766667	0.000000	0.000000	1,000.000000
A5	86359AQK2	1,000.000000	3.783333	0.000000	3.783333	0.000000	0.000000	1,000.000000
M1	86359AQM8	1,000.000000	4.600000	0.000000	4.600000	0.000000	0.000000	1,000.000000
M2	86359AQN6	1,000.000000	4.766666	0.000000	4.766666	0.000000	0.000000	1,000.000000
M3	86359AQP1	986.816339	5.353478	0.000000	5.353478	0.000000	0.000000	986.816339
P		1,000.000000	190,364.500000	0.000000	190,364.500000	0.000000	0.000000	1,000.000000
X		0.000000	161,662.023551	0.000000	161,662.023551	0.000000	0.000000	0.000000
AIO	86359AQL0	114.285710	0.476190	0.000000	0.476190	0.000000	0.000000	114.285710

Distribution Date:  10/25/2004

Record Date:          09/30/2004

Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2003-12XS

Interest Distribution Detail

DISTRIBUTION IN DOLLARS

	Prior Principal Balance (2)	Pass- Through Rate (3)	Optimal Accrued Interest (4)	Prior Unpaid Interest (5)	Non-Recov Interest Shortfall (6)				Current Unpaid Interest (10)=(7)-(8)-(9)
						Interest Due (7)=(4)+(5)-(6)	Deferred Interest (8)	Interest Distributed (9)
Class
(1)

A1	0.00	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A2	18,871,093.92	3.600000%	56,613.28	0.00	0.00	56,613.28	0.00	56,613.28	0.00
A3	10,393,000.00	5.020000%	43,477.38	0.00	0.00	43,477.38	0.00	43,477.38	0.00
A4	26,291,000.00	5.720000%	125,320.43	0.00	0.00	125,320.43	0.00	125,320.43	0.00
A5	27,258,000.00	4.540000%	103,126.10	0.00	0.00	103,126.10	0.00	103,126.10	0.00
M1	10,490,000.00	5.520000%	48,254.00	0.00	0.00	48,254.00	0.00	48,254.00	0.00
M2	4,808,000.00	5.720000%	22,918.13	0.00	0.00	22,918.13	0.00	22,918.13	0.00
M3	3,449,909.92	6.510000%	18,715.76	0.00	0.00	18,715.76	0.00	18,715.76	0.00
P	100.00	0.000000%	19,036.45	0.00	0.00	19,036.45	0.00	19,036.45	0.00
X	0.00	0.000000%	78,803.77	0.00	0.00	78,803.77	0.00	78,803.77	0.00
R	0.00	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals	101,561,103.84		516,265.30	0.00	0.00	516,265.30	0.00	516,265.30	0.00

Notional Classes
AIO	11,654,943.00	5.000000%	48,562.26	0.00	0.00	48,562.26	0.00	48,562.26	0.00

Distribution Date:  10/25/2004

Record Date:          09/30/2004

Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2003-12XS
Principal Distribution Detail

DISTRIBUTION IN DOLLARS

	Original Balance (2)	Prior Principal Balance (3)			Current Realized Losses (6)	Current Principal Recoveries (7)	Current Principal Balance (8)=(3)-(4)+(5)-(6)+(7)	Cumulative Realized Losses (9)
			Principal Distribution (4)	Accreted Principal (5)
Class
(1)

A1	92,368,000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A2	116,269,000.00	18,871,093.92	3,946,370.28	0.00	0.00	0.00	14,924,723.64	0.00
A3	10,393,000.00	10,393,000.00	0.00	0.00	0.00	0.00	10,393,000.00	0.00
A4	26,291,000.00	26,291,000.00	0.00	0.00	0.00	0.00	26,291,000.00	0.00
A5	27,258,000.00	27,258,000.00	0.00	0.00	0.00	0.00	27,258,000.00	0.00
M1	10,490,000.00	10,490,000.00	0.00	0.00	0.00	0.00	10,490,000.00	0.00
M2	4,808,000.00	4,808,000.00	0.00	0.00	0.00	0.00	4,808,000.00	0.00
M3	3,496,000.00	3,449,909.92	0.00	0.00	0.00	0.00	3,449,909.92	0.00
P	100.00	100.00	0.00	0.00	0.00	0.00	100.00	0.00
X	487.46	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Totals	291,373,587.46	101,561,103.84	3,946,370.28	399,709.32	3,946,370.28	0.00	97,614,733.56	0.00

Distribution Date:  10/25/2004

Record Date:          09/30/2004

Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2003-12XS

Collateral Summary
ASSET CHARACTERISTICS
	Cut-Off	Prior	Current

Aggregate Stated Principal Balance	291,373,587.46	101,561,103.84	97,614,733.56
Loan Count	1,418	611	589
Weighted Average Coupon Rate (WAC)	7.784056%	7.768013%	N/A

Net Weighted Average Coupon Rate (Net WAC)	7.534056%	7.518013%	N/A

Weighted Average Maturity (WAM in months)	356	339	338

Available Principal		Available Interest

Scheduled Principal	83,141.96	Scheduled Interest	657,440.02
Curtailments	11,871.60
Prepayments in Full	3,755,550.93	Less: Servicing Fees	21,158.49
Liquidation Proceeds	95,746.14	Insurance Fees	0.00
Repurchased Principal	0.00	Uncompensated PPIS	0.00
Other Principal	59.65	Relief Act Shortfall	0.00
TOTAL AVAILABLE PRINCIPAL	3,946,370.28	Other Interest Reductions	0.00
		TOTAL AVAILABLE PRINCIPAL	636,281.53
Current Realized Losses	90,490.42
Cumulative Realized Losses	785,732.70

Distribution Date: 10/25/2004
Record Date: 09/30/2004

Structured Asset Securities Corporation
Mortgage Pass-Through Certificates, Series 2003-12XS

Delinquency Information

	30-59 Days	60-89 Days	90+ Days	Totals
Delinquency
Scheduled Principal Balance	2,111,425.62	835,078.13	3,162,137.56	6,108,641.31
Percentage of Total Pool Balance	2.1630%	0.8555%	3.2394%	6.2579%
Number of Loans	14	7	10	31
Percentage of Total Loans	2.3769%	1.1885%	1.6978%	5.2632%
Bankruptcy
Scheduled Principal Balance	0.00	241,581.85	3,257,375.06	3,498,956.91
Percentage of Total Pool Balance	0.0000%	0.2475%	3.3370%	3.5845%
Number of Loans	0	1	13	14
Percentage of Total Loans	0.0000%	0.1698%	2.2071%	2.3769%
Foreclosure
Scheduled Principal Balance	0.00	0.00	3,839,044.35	3,839,044.35
Percentage of Total Pool Balance	0.0000%	0.0000%	3.9329%	3.9329%
Number of Loans	0	0	18	18
Percentage of Total Loans	0.0000%	0.0000%	3.0560%	3.0560%
REO
Scheduled Principal Balance	0.00	0.00	2,444,667.62	2,444,667.62
Percentage of Total Pool Balance	0.0000%	0.0000%	2.5044%	2.5044%
Number of Loans	0	0	10	10
Percentage of Total Loans	0.0000%	0.0000%	1.6978%	1.6978%
Total
Scheduled Principal Balance	2,111,425.62	1,076,659.98	12,703,224.59	15,891,310.19
Percentage of Total Pool Balance	2.1630%	1.1030%	13.0136%	16.2796%
Number of Loans	14	8	51	73
Percentage of Total Loans	2.3769%	1.3582%	8.6587%	12.3939%

Principal and Interest Advances	574,514.88

Distribution Date:  10/25/2004

Record Date:          09/30/2004

Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2003-12XS

Other Information
Any Certificates reflect the application of the Net Funds Cap?	No

Net Funds Cap	6.944223%
Aggregate Overcollateralization Release Amount	0.00

Prior Month's Unpaid Net Funds Cap Shortfall Class M3	0.00

Distribution Date:  10/25/2004

Record Date:  09/30/2004

Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2003-12XS
Loan Level Detail
LIQUIDATION LOSS DETAIL

Loan Number	Prior Loan Status	Next Due Date at Liquidation	Original Principal Balance	Unpaid Principal Balance of Liquidation	Scheduled Principal Balance at Liquidation	Realized Loss Amount
Group 1
0000000107251316	REO	2/1/03	97,200.00	96,930.54	95,746.14	90,490.42